Exhibit D

                  ROYALTY SCHEDULE FOR BCI MANUFACTURER OF HSM
                        (Refer to Contract Section 6.1)


                         Volume       Net Royalty to be Paid     Discount at
                         Discount        to be Paid to           Each Level
                                         IMI by BCI

Base Price for 1 Unit     0.0%            $10,000
From 2 to 5 Units         2.5%             $9,750                   $250
From 6 to 10 Units        5.0%             $9,500                 $1,250
From 11 to 15 Units       7.5%             $9,250                 $2,500
From 16 to 20 Units      10.0%             $9,000                 $3,750
From 21 to 25 Units      12.5%             $8,750                 $5,000
From 26 to 30 Units      15.0%             $8,500                 $6,250
From 31 to 35 Units      17.5%             $8,250                 $7,500
From 36 to 40 Units      20.0%             $8,000                 $8,750
From 41 to 50 Units      22.5%             $7,750                $10,000
51 Units or Greater      25.0%             $7,500                $12,500